EXHIBIT 4.54

FROM:  TOWER SEMICONDUCTOR LTD.
TO:    BANK HAPOALIM B.M. AND BANK LEUMI LE-ISRAEL B.M.
DATE:  JUNE 14, 2006

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Dear Sirs,

We refer to the Facility Agreement dated January 18, 2001, as amended, made between Bank Hapoalim B.M. and Bank Leumi Le-Israel B.M., on the one hand ("THE BANKS") and Tower Semiconductor Ltd. ("THE BORROWER"), on the other hand ("THE FACILITY AGREEMENT"). We confirm that this letter agreement is a Finance Document and shall be deemed to be the Fifteenth Amendment to the Facility Agreement.

We hereby confirm that, at the request of the Borrower, it has been agreed between us as follows:

1.   Notwithstanding anything to the contrary in the Facility Agreement:

     1.1. All references to Equity Convertible Debentures in clause 1.1.118(j) may apply to Permitted Subordinated Debt issued by the Borrower in a proposed public offering in Israel only that may take place after the date hereof but no later than three months after the date hereof, in an aggregate principal amount not to exceed US $50,000,000 (fifty million US dollars) ("THE FIFTEENTH AMENDMENT SUBORDINATED DEBT").

     1.2. No principal, Interest or any other amount on account of the Fifteenth Amendment Subordinated Debt may be repayable or repaid by the Borrower prior to December 2011.

     1.3. The Fifteenth Amendment Subordinated Debt (net of discounts, but not net of commissions, fees and other issuance costs) may be taken into account towards the Borrower's obligations to raise funds pursuant to clause 16.27.2. The Borrower shall, within 10 (ten) days after each investment in the Fifteenth Amendment Subordinated Debt, submit to the Banks a certificate from the Auditors (such certificate to be in a form satisfactory to the Banks), confirming the amount of such Fifteenth Amendment Subordinated Debt actually received by the Borrower.

     1.4. Clause 1.1.118(e) shall not apply to the Fifteenth Amendment Subordinated Debt.

2.   For the removal of doubt, nothing herein shall derogate from clause
     1.1.118(a).

3. Unless the context specifies otherwise, terms and expressions defined in the Facility Agreement shall have the same meanings when used in this letter agreement. References herein to clauses and paragraphs, are to clauses and paragraphs of the Facility Agreement. Except for the amendment specifically set forth herein, the Banks are not making any other amendments to any other provisions of the Facility Agreement or of any of the Schedules thereto. Save as expressly agreed to by the Banks in this letter agreement, the Facility Agreement and the Schedules thereto shall remain unaltered and in full force and effect.

                                Yours faithfully,

                            TOWER SEMICONDUCTOR LTD.

                           By: _______________________


We hereby confirm and agree to the above.

____________________                                __________________________
BANK HAPOALIM B.M.                                  BANK LEUMI LE-ISRAEL B.M.